Exhibit 10.7

                    High Speed Net Solutions, Inc.

To:       John Maxwell

Date:   August 9, 2001

Re:       Your Employment with High Speed Net Solutions, Inc. d/b/a Summus

John:

     I am pleased to offer you the full-time position of VP of Marketing at High Speed Net Solutions, Inc. d/b/a/ or HSNS (the “Company”), in Raleigh, NC reporting to Bjorn Jawerth, Co-Chief Executive Officer.

     Here are the details of the offer:

1.	Title:	Vice-President of Marketing

2.	Annual Salary:	$130,000

3.	Semimonthly Payment:	$5,416.66

4.	Car Allowance:	$600 / mo.

5.	Stock Options: As a full time regular employee, you will be eligible to receive 200,000 stock options that vest quarterly over a three (3) year period. The strike price of one-third of the options will be at a 50% discount to market price, the remaining two-thirds will be at a 25% discount to market price. Market price is set at $3.00 / share. Your performance goals will be established within the first two weeks of your employment. All options are subject to the approval of the Board of Directors. The shares issuable upon exercise of the options will be subject to any agreement in effect between you and the Company at the time of exercise.

6.	Location of Employment: Your place of employment will be 434 Fayetteville Street Mall, Suite 600, Raleigh, North Carolina 27601. It is anticipated that you will commute to Raleigh for a period of at least 90 days but no longer than 180 days. Temporary housing will be provided for 180 days and re-evaluated after 120 days for possible extension.

7.	Non-competition, Confidentiality and Assignment of Invention Provisions: You will be required to sign a Non-competition, Confidentiality and Assignment of Inventions Agreement, which is required for all employees of the Company having significant duties.

8.	Benefits: You will be entitled to the other benefits generally available to full-time employees of the Company from time to time. Currently, these benefits include:

a)	Vacation Policy: You will be entitled to three (3) weeks (or fifteen calendar days) of vacation time annually. Your vacation is accrued throughout the calendar year but is available to you upon your date of hire (pro-rated portion of annual vacation time) and the start of each calendar year following.

b)	You will be provided six (6) sick/personal days per calendar year. These days can be used for personal or family illness, death of a family member, or to attend to personal business. Sick/personal days cannot be carried forward or used in lieu of vacation time. Absence due to illness extending beyond six (6) days must be supported by a physician’s note.

c)	Health & Dental Insurance: The Company pays 100% of your premium for health insurance and dental insurance for you and your family (qualified dependents). The current insurance plan is with Blue Cross Blue Shield of North Carolina. As a resident of Illinois you will utilize the BCBS network for the state of Illinois.

d)	Vision Insurance: The Company pays 100% of your premium for a vision insurance plan through Vision Service Plan.

e)	Life Insurance: A life insurance policy is provided by the Company for you in the amount of $25,000.

f)	Short-term and Long-term Disability Protection: Beginning on the 16th day of an absence due to injury or sickness, the Company will provide income replacement for 100% of your base salary through 60 days of absence, and then 80% from 60 to 90 days. Following 90 days, a long-term disability insurance plan pays 66-2/3% of your salary.

g)	401(k) Retirement Plan: You are eligible to contribute upon employment to the Company 401(k) plan. You may defer from 1% - 15% of your salary, within IRS maximum guidelines. The Company will match 50% of the first 4% of your salary contribution. Company matching contributions vest over four years.

h)	Performance Bonus Program: You will be eligible to receive up to 100% (a target set annually) of your annual salary based on specified Company and individual performance goals jointly defined by you and your supervisor. Your performance goals will be established within the first two weeks of your employment. The bonus will be paid after receipt of the audited fiscal year-end financial statements of the Company certified by its CPAs. Bonus plans and payout are subject to Board approval and may consist of cash, options or a combination of both. Your bonus for the first year will be prorated based on months of service.

i)	Relocation: After a period of 90 days, the Company will evaluate the cost to move you and your family to North Carolina.

9.	This agreement is made with the understanding that this does not constitute a guarantee of employment and is an offer for at-will employment. Conditions of employment are subject to change. Details regarding benefits coverage are available in the plan documents in Human Resources.

10.	Start Date: Your start date is tentatively set for Monday, August 20, 2001. The offer will remain in effect for a period of ten days. Please sign and return this agreement to me, via fax is acceptable at 919-807-5604.

Sincerely,

Bjorn Jawerth

/s/ Bjorn Jawerth
Co-Chief Executive Officer

ACCEPTED AND AGREED:

/s/ John Maxwell John Maxwell
Date: 8/9/01